Exhibit 99.1

Federal-Mogul Announces Plan to Separate into Two Leading

and Distinct Global Automotive Suppliers

Southfield, Michigan, September 3, 2014...Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced its plan to separate its Powertrain and Motorparts divisions into two independent, publicly-traded companies serving the global original equipment and aftermarket industries. The planned separation will be implemented through a tax-free distribution of Federal-Mogul’s Motorparts division to shareholders of Federal-Mogul Holdings Corporation.

“By separating the Powertrain and Motorparts divisions of Federal-Mogul we are creating two independent, market-leading companies that will be among the largest and strongest in their respective peer groups globally. Upon separation, the newly formed Federal-Mogul Motorparts will have a strong balance sheet with access to large amounts of capital enabling it to pursue synergistic acquisitions in the highly fragmented aftermarket industry. In addition, the remaining Federal-Mogul Powertrain business will benefit from enhanced management focus and the allocation of resources more directly aligned with its strategic priorities. Upon separation both businesses will be well-capitalized and poised for stand-alone success,” said Carl Icahn, Chairman of the Board of Federal-Mogul Holdings Corporation.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognizable brands in the global vehicle aftermarket, while also serving original equipment manufacturers with braking, chassis and wiper products. Motorparts’ leading aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Jurid® and Wagner® brake products.

“Since creating the Motorparts division in 2012, we have made solid progress in developing and implementing a strategic plan to take advantage of the growing and increasingly complex global car parc,” said Daniel Ninivaggi, Co-CEO, Federal-Mogul Holdings Corporation and CEO, Motorparts. “The structure of the separation will provide Federal-Mogul Motorparts with enhanced financial and operating flexibility to pursue growth and consolidation opportunities, while preserving our access to the world-class technology and product expertise that resides within Federal-Mogul’s Powertrain division.”

Federal-Mogul Powertrain is a leading global supplier of powertrain components to original equipment manufacturers, designing and manufacturing products and services that enable improved fuel economy, reduced emissions and enhanced vehicle performance.

“The Powertrain division, focused on providing our customers with the technologies they need to meet today’s and tomorrow’s challenges, will continue to grow organically based upon our superior offerings. We will also pursue market opportunities to expand our scope, size and footprint, focusing on core components for combustion engines that offer a strong strategic fit with our existing portfolio,” said Rainer Jueckstock, Co-CEO, Federal-Mogul Holdings Corporation and CEO, Powertrain.

Completion of the transaction is subject to customary conditions, including among others, Federal-Mogul’s receipt of an IRS ruling or opinion of counsel to the effect that the distribution will qualify as a transaction that is generally tax-free for U.S. Federal Income tax purposes; as well as effectiveness of a Form 10 Registration Statement filed with the SEC. No assurances can be given regarding the ultimate timing of the separation or that it will be consummated, however the company’s objective is to complete the spin-off of Federal-Mogul Motorparts in the first half of 2015.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, our intent to create an independent company following the spin-off, revenue and growth expectation for the independent company or the Company following the spin-off, the expectation that the spin-off will be tax free, statements regarding the leadership, resources, potential, priorities, and opportunities for the independent company and the Company following a spin-off, failure to obtain regulatory approval for the spin-off or to satisfy any of the other conditions to the proposed spin-off, adverse effect on the market price of our common stock and on our operating results because of a failure to complete the proposed spin-off, negative effects of announcement or consummation of the proposed spin-off on the market price of the Company’s common stock, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the companies in connection with the proposed spin-off, unanticipated litigation or legal settlement expenses, changes in capital market conditions that may affect financing, the impact of the proposed spin-off on the companies’ employees, customers and suppliers, future opportunities that the company’s board may determine present greater potential to increase shareholder value, the ability of the companies to operate independently following the spin-off, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced performance.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs more than 45,000 people in 34 countries. For more information, please visit www.federalmogul.com

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Media Contact:

Paula Silver; Paula.Silver@federalmogul.com; 248.354.3540.